EXHIBIT 23

Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Guidant Corporation (or the Company) of our report dated January 28, 2002, included in the 2001 Annual Report to Shareholders of Guidant Corporation.

Our audits also included the financial statement schedule of Guidant Corporation listed in Item 14(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in Registration Statement Number 333-00014 on Form S-3 dated January 17, 1996, as amended by the Post-effective Amendment No. 1 to Form S-3 effective December 3, 1998, Registration Statement Number 333-02334 on Form S-8 dated March 14, 1996, Registration Statement Number 333-17897 on Form S-8 dated December 16, 1996, Registration Statement Number 333-69343 on Form S-8 dated December 21, 1998, and Registration Statement Number 333-61804 on Form S-8 dated May 29, 2001, of our report dated January 28, 2002, with respect to the consolidated financial statements of Guidant Corporation, which are incorporated by reference in the Company’s Annual Report (Form 10-K) for the year then ended December 31, 2001.

/s/ Ernst & Young LLP

Indianapolis, Indiana
March 21, 2002